Exhibit 10.1

IDEXX Laboratories, Inc.
Summary of Non-employee Director Compensation
(As of January 1, 2006)

    1.       Retainer

•	Directors will receive an annual cash retainer of $37,000.

•	Directors may elect to defer all (but not less than all) of the cash retainer as a number of deferred stock units equal to the cash retainer divided by the price of the Company’s common stock on the date of deferral.

•	Deferred stock units will be distributed as an equivalent number of shares of the Company’s common stock one year following the termination of the Director’s service on the Board of Directors.

    2.       Meeting fees

•	There will be no fees for meeting attendance.

    3.        Annual fees for Committee Chairs, Audit Committee membership and Lead Director

•	Lead Director - $10,000

•	Audit Committee Chairman — $10,000

•	Other Audit Committee members — $5,000

•	Other Committee Chairmen — $5,000

    4.        Annual equity award

•	Directors will receive an annual grant of deferred stock units equal to $75,000 divided by the price of the Company’s common stock on the date of grant of the award.

•	Deferred stock units are vested 100% on the date of grant.

•	Deferred stock units will be distributed as an equivalent number of shares of the Company’s common stock one year following the termination of the Director’s service on the Board of Directors.

•	Any Director who meets the share ownership guideline described in 5 below at the time of the annual equity award grant may elect, in lieu of receiving the deferred stock award, to receive a grant of shares of the Company’s common stock valued at $75,000, which shares would be immediately vested and not subject to restrictions on transferability.

    5.        Share ownership guideline

•	Directors are expected to own a number of shares of the Company’s common stock having a value of $500,000 by the later of (i) December 31, 2010 or (ii) seven years after joining the Board of Directors.

•	Directors’ compliance with this guideline will be measured annually on September 30. As of the first such measurement date on which the Director holds shares with a value of at least $500,000 the Director shall be deemed to have satisfied the share ownership guideline in all future periods, provided that the Director continues to own at least the numbers of shares owned as of such measurement date. Deferred stock units shall count as shares for purposes of determining compliance with the share ownership guideline.

    6.        Other benefits and perquisites

•	Directors will receive no other benefits, including retirement benefits, or perquisites for service on the Board of Directors except for the reimbursement of expenses associated with meeting attendance.